Exhibit 3.1

ARTICLES OF AMENDMENT

1.	The name of the corporation is Entercom Communications Corp (the “Corporation”).

2.	The address of its registered office (which is located in Montgomery County) is 401 E. City Avenue, Suite 809, Bala Cynwyd, Pennsylvania 19004.

3.	The Corporation was incorporated under the provisions of the Business Corporation Law, Act of May 5, 1933, as amended. The date of its incorporation is October 21, 1968.

4.	The amendment was adopted by the Corporation by vote of its shareholders in accordance with 15 Pa.C.S. § 1914.

5.	The amendment adopted by the Corporation is set forth in full in Exhibit A attached hereto and made a part hereof.

IN WITNESS WHEREOF, the Corporation has executed these articles of amendment on November 17, 2017.

Entercom Communications Corp.

By:	/s/ Andrew P. Sutor, IV
	Name:	Andrew P. Sutor, IV
	Title:	Executive Vice President

Exhibit A

Articles Eleventh, Thirteen, and Fifteenth of the Amended and Restated Articles of Incorporation are amended to read in full as follows:

ELEVENTH: Definitions. Capitalized terms used in these Amended and Restated Articles of Incorporation and not otherwise defined are used with the meanings set forth below.

“Affiliate” shall have the same meaning as such term has under Rule 12b-2 of the Exchange Act.

“Exchange Act” shall mean the Securities Exchange Act of 1934.

“FCC” shall mean the Federal Communications Commission, or any successor agency.

“Going Private Transaction” shall mean any transaction that is a “Rule 13e-3 transaction,” as such term is defined in Rule 13e-3(a)(3) promulgated under the Exchange Act; provided, however, that the term “affiliate” as used in Rule 13e-3(a)(3)(i) shall be deemed to include an Affiliate, as defined in these Amended and Restated Articles of Incorporation.

“Independent Director” shall mean a Person who is not an officer or employee of the Corporation or its subsidiaries or a “family member” of any of the foregoing, and who does not have a relationship which, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. For purposes of this definition, “family member” shall mean a spouse, sibling, child, parent, brother-in-law, sister-in-law, mother-in-law or father-in-law.

“IPO” shall mean a firm commitment underwritten initial public offering of Class A Common Stock for cash pursuant to a registration statement under the Securities Act of 1933 where the aggregate proceeds to the Company (prior to deducting any underwriters’ discounts and commissions from such offering) exceed $10 million.

“Management Shareholder” shall mean Joseph M. Field or David J. Field.

“Pennsylvania BCL” shall mean the Pennsylvania Business Corporation Law of 1988, as amended.

“Permitted Class B Transferee” A “Permitted Class B Transferee” shall mean:

(i)	A Management Shareholder, the spouse or lineal descendant of a Management Shareholder and any spouse of such lineal descendant;

(ii)	The trustee of a trust (including a voting trust) principally for the benefit of one or more of the Persons described in (i) above;

(iii)	The estate of any of the Persons described in (i) above.

(iv)	For purposes of the definition of Permitted Class B Transferee:

(A)	The relationship of any Person that is derived by or through legal adoption shall be treated the same as if such relationship were a natural one.

(B)	Ownership in the form of joint tenancy by a Permitted Class B Transferee shall be considered ownership by the Permitted Class B Transferee provided that the terms of such joint tenancy includes a right of survivorship. Upon the death of a Permitted Class B Transferee, at least one of the surviving joint tenants must independently qualify as a Permitted Class B Transferee or there will be an Event of Automatic Conversion.

(C)	A minor for whom shares of Class B Common Stock are held pursuant to a Uniform Gifts to Minors Act or similar law shall be considered to be held by a Class B Holder for so long as the Person entitled to vote the shares under applicable laws independently qualifies as a Permitted Class B Transferee or there will be an Event of Automatic Conversion.

“Person” shall mean any natural person, partnership (limited or general), association, corporation, limited liability company, joint venture or other legal entity.

“Qualified Voting Agreement” shall mean any proxy, voting agreement, voting trust or similar document, instrument or agreement pursuant to which a Management Shareholder generally controls the vote of the shares of Class B Common Stock held by a Management Shareholder or held by a Permitted Class B Transferee which shares are subject to such Qualified Voting Agreement (the “Qualified Voting Shares”),regardless of whether the beneficial owner of the Qualified Voting Shares reserves or is granted a limited right to vote the Qualified Voting Shares in certain circumstances or retains the right to revoke such right and/or to reinstate such right at any time or from time to time. A good faith determination by the Board of Directors as to whether a proxy, voting agreement, voting trust or similar document, instrument or agreement constitutes a Qualified Voting Agreement shall be conclusive and binding on all shareholders.

“Regulated Entity” means (i) any entity that is a “bank holding company” (as defined in Section 2(a) of the Bank Holding Company Act of 1956, as amended (the “BHC Act”)) or any non-bank subsidiary of such an entity and (ii) any entity that, pursuant to Section 8(a) of the International Banking Act of 1978, as amended, is subject to the provisions of the BHC Act or any non-bank subsidiary of such an entity.

THIRTEENTH: Board of Directors.

(a)	The number of directors of the Corporation and the procedures to elect directors, to remove directors, and to fill vacancies in the Board of Directors shall be as stated in the Corporation’s By-Laws.

(b)	The directors of the Corporation shall be classified, in respect of the time for which they severally hold office, into three classes, as nearly equal in number as possible, as follows:

(i)	One class of directors shall hold office initially for a term expiring at the annual meeting of shareholders to be held in 2018. At that meeting, the successors to this class of directors shall be elected to hold office for a term of three year and until their successors are elected and qualified.

(ii)	One class of directors shall hold office initially for a term expiring at the annual meeting of shareholders to be held in 2019. At that meeting, the successors to this class of directors shall be elected to hold office for a term of three year and until their successors are elected and qualified.

(iii)	One class of directors shall hold office initially for a term expiring at the annual meeting of shareholders to be held in 2020. At that meeting, the successors to this class of directors shall be elected to hold office for a term of three year and until their successors are elected and qualified.

(iv)	One Class A Director shall be assigned to the class of directors to be elected at the annual meeting in 2018, and one Class A Director shall be assigned to the class of directors to be elected at the annual meeting in 2019.

(v)	If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, but in no case will a decrease in the number of authorized directors shorten the term of any incumbent director.

(c)	The holders of the outstanding Class A Common Stock at the time shall have the right to remove either or both of the Class A Directors at any annual meeting of the shareholders of the Corporation and to elect their successors at the same meeting in the manner provided in the bylaws.

FIFTEENTH:    The following provisions are included for the purposes of ensuring that the ownership of the Corporation’s capital stock by certain holders of those shares will not result in a violation of the Federal Communications Laws.

(a)	Definitions. The following terms as used in this Article FIFTEENTH shall have the meanings set forth below.

(i)

“Fair Market Value” shall mean, with respect to a share of the Corporation’s capital stock of any class or series, the volume weighted average sales price for such a share on the New York Stock Exchange or, if such stock is not listed on such exchange, on the principal U.S. registered securities exchange on which such stock is listed, during the 30 most recent days on which shares of stock of such class or series shall have been traded preceding the day on which notice of redemption shall be given pursuant to Section (d) of this Article FIFTEENTH; provided, however, that if shares of stock of such class or series are not traded on any securities exchange, “Fair Market Value” shall be determined by the Board of Directors in good faith; and provided, further, that “Fair Market Value” as to any stockholder who purchased stock within 120 days of a Redemption Date need not (unless otherwise determined by the Board of Directors) exceed the purchase price paid by such stockholder.

(ii)	“FCC Regulatory Limitation” shall have the meaning set forth in Section (b) of this Article FIFTEENTH.

(iii)	“Federal Communications Laws” shall mean any law of the United States now or hereafter in effect (and any regulation thereunder), including, without limitation, the Communications Act of 1934, as amended, and regulations thereunder, pertaining to the ownership and/or operation, or regulating the business activities, of (x) any broadcast television or radio station, daily newspaper, cable television system or other medium of mass communications or (y) any provider of programming content to any such medium.

(iv)	“Redemption Date” shall mean the date fixed by the Board of Directors for the redemption of any shares of stock of the Corporation pursuant to Section (d) of this Article FIFTEENTH.

(v)	“Redemption Securities” shall mean any debt or equity securities of the Corporation, any subsidiary of the Corporation or any other corporation or entity, or any combination thereof, having such terms and conditions as shall be approved by the Board of Directors and which, together with any cash to be paid as part of the redemption price, in the opinion of any nationally recognized investment banking firm selected by the Board of Directors (which may be a firm which provides other investment banking, brokerage or other services to the Corporation), has a value, at the time notice of redemption is given pursuant to Section (d) of this Article FIFTEENTH, at least equal to the Fair Market Value of the shares to be redeemed pursuant to such Section (d) (assuming, in the case of Redemption Securities to be publicly traded, such Redemption Securities were fully distributed and subject only to normal trading activity).

(b)

Restrictions on Stock Ownership or Conversion. The Corporation may restrict the ownership, proposed ownership, or conversion of shares of capital stock of the Corporation by any Person if such ownership, proposed ownership or conversion, either alone or in combination with other actual or proposed ownership (including due to conversion) of shares of capital stock of any other Person, and whether by reason of a change in such Person’s ownership, a change in the number of shares outstanding or in any class, or for any other reason: (i) is or could be inconsistent with, or in violation of, any provision of the Federal Communications Laws, (ii)

limits or impairs or could limit or impair any business activities or proposed business activities of the Corporation under the Federal Communications Laws, or (iii) subjects or could subject the Corporation to any regulation under the Federal Communications Laws to which the Corporation would not be subject but for such ownership, proposed ownership or conversion (each of clauses (i), (ii) and (iii) of this Section (b), an “FCC Regulatory Limitation”).

(c)	Requests for Information. If the Corporation believes that the ownership, proposed ownership, or conversion of shares of capital stock of the Corporation by any Person (a) may result in an FCC Regulatory Limitation, or (b) may subject the Corporation to reporting requirements regarding such Person, such Person shall furnish promptly to the Corporation such information (including, without limitation, information with respect to its citizenship, ownership structure, other ownership interests and affiliations) as the Corporation shall request.

(d)	Denial of Rights, Refusal to Transfer, Redemption. If (i) any Person from whom information is requested pursuant to Section (c) of this Article FIFTEENTH does not provide all the information requested by the Corporation completely, accurately and in a timely manner, or (ii) the Corporation concludes that a Person’s ownership, proposed ownership or conversion of, or that a Person’s exercise of any rights of ownership with respect to, shares of capital stock of the Corporation results or could result in an FCC Regulatory Limitation, then, in the case of either clause (i) or clause (ii) of this Section (d), the Corporation may (A) refuse to permit the transfer or conversion of shares of capital stock of the Corporation to such proposed stockholder, (B) suspend those rights of stock ownership the exercise of which causes or could cause such FCC Regulatory Limitation, (C) require the conversion of any or all shares of capital stock held by such stockholder into shares of any other class of capital stock in the Corporation of equivalent economic but not voting rights, (D) require the exchange of any or all shares of capital stock held by such stockholder for warrants to acquire, at a nominal exercise price, the same number and class of shares of capital stock in the Corporation, the exercise of such warrants to be subject to compliance with the Federal Communications Laws and to be conditioned upon the absence of an FCC Regulatory Limitation, (E) condition the acquisition (including due to conversion) of such shares of capital stock on the prior consent of the FCC, (F) redeem such shares of capital stock of the Corporation held by such stockholder in accordance with the terms and conditions set forth in this Section (d), and/or (G) exercise any and all appropriate remedies, at law or in equity, in any court of competent jurisdiction, against any such stockholder or proposed transferee, with a view towards obtaining such information or preventing or curing any situation which causes or could cause an FCC Regulatory Limitation. Any such refusal of transfer or suspension of rights pursuant to clauses (A) and (B), respectively, of the immediately preceding sentence shall remain in effect until the requested information has been received and the Corporation has determined that such transfer, or the exercise of such suspended rights, as the case may be, will not result in an FCC Regulatory Limitation. The terms and conditions of redemption pursuant to clause (F) of this Section (d) shall be as follows:

(1)	the redemption price of any shares to be redeemed pursuant to this Section (d) shall be equal to the Fair Market Value of such shares;

(2)	the redemption price of such shares may be paid in cash, Redemption Securities or any combination thereof;

(3)	if less than all such shares are to be redeemed, the shares to be redeemed shall be selected in such manner as shall be determined by the Board of Directors, which may include selection first of the most recently purchased shares thereof, selection by lot or selection in any other manner determined by the Board of Directors;

(4)	at least 15 days’ written notice of the Redemption Date shall be given to the record holders of the shares selected to be redeemed (unless waived in writing by any such holder); provided that the Redemption Date may be the date on which written notice shall be given to record holders if the cash or Redemption Securities necessary to effect the redemption shall have been deposited in trust for the benefit of such record holders and subject to immediate withdrawal by them upon surrender of the stock certificates for their shares to be redeemed;

(5)	from and after the Redemption Date, any and all rights of whatever nature in respect of the shares selected for redemption (including, without limitation, any rights to vote or participate in dividends declared on stock of the same class or series as such shares), shall cease and terminate and the holders of such shares shall thenceforth be entitled only to receive the cash or Redemption Securities payable upon redemption; and

(6)	such other terms and conditions as the Board of Directors shall determine.

The Corporation may, but is not required to, take any action permitted under this Article FIFTEENTH; and the grant of specific powers to the Corporation under this Article FIFTEENTH shall not be deemed to restrict the Corporation from pursuing, alternatively or concurrently, any other remedy or alternative course of action available to the Corporation.

(e)	Legends. The Corporation shall instruct the Corporation’s transfer agent that the shares of capital stock of the Corporation are subject to the restrictions set forth in this Article FIFTEENTH and such restrictions shall be noted conspicuously on the certificate or certificates representing such capital stock or, in the case of uncertificated securities, contained in the notice or notices sent as required by applicable law.

(f)	Authority of Board of Directors. In the case of an ambiguity in the application of any of the provisions of this Article FIFTEENTH, including any definition used herein, the Board of Directors shall have the power to determine the application of such provisions. In the event this Article FIFTEENTH permits any action by the Corporation but fails to provide specific guidance with respect to such action, the Board of Directors shall have the power to determine whether to take any action and the action to be taken (if any). All such actions, calculations, interpretations and determinations which are done or made by the Board of Directors in good faith shall be conclusive and binding on the Corporation and all other Persons for all other purposes of this Article FIFTEENTH. The Board of Directors may delegate all or any portion of its powers under this Article FIFTEENTH to a committee of the Board of Directors as it deems necessary or advisable and, to the fullest extent permitted by law, may exercise the authority granted by this Article FIFTEENTH through duly authorized officers or agents of the Corporation. Nothing in this Article FIFTEENTH shall be construed to limit or restrict the Board of Directors in the exercise of its fiduciary duties under applicable law.

(g)	Reliance. To the fullest extent permitted by law, the Corporation and the members of the Board of Directors shall be fully protected in relying in good faith upon any information provided by any Person pursuant to this Article FIFTEENTH (including, without limitation, Section (c) of this Article FIFTEENTH) and the information, opinions, reports or statements of the chief executive officer, the chief financial officer or the principal accounting officer of the Corporation and the Corporation’s legal counsel, independent auditors, transfer agent, investment bankers or other employees and agents in making any determinations and findings contemplated by this Article FIFTEENTH. The members of the Board of Directors shall not be responsible for any good faith errors made in connection therewith. For purposes of determining the existence and identity of, and the amount of any shares of stock of the Corporation owned by any stockholder, the Corporation is entitled to rely on the existence or absence of filings of Schedule 13D or 13G under the Securities Exchange Act of 1934, as amended (or similar filings), or on any other information upon which the Corporation may rely under the Federal Communications Laws, as of any date, subject to its actual knowledge of the ownership of shares of stock of the Corporation.

(h)	Severability. If any provision of this Article FIFTEENTH or the application of any such provision to any Person under any circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Article FIFTEENTH or the application of such provision to any other Person.